FORM 10-QSB

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

     [X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

              For the Quarterly Period Ended March 31, 2006

   [ ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE
        ACT

            For the Transition Period from ________ to ________

                        Commission File #0-11078

                     THE AMERICAN EDUCATION CORPORATION
       -----------------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)

            Nevada                            73-1621446
-------------------------------   ----------------------------------
(State or other jurisdiction of    (IRS Employer Identification No.)
incorporation or organization)

   7506 North Broadway Extension, Suite 505, Oklahoma City, OK   73116
   -------------------------------------------------------------------
                 (Address of principal executive offices)

                             (405) 840-6031
                       ---------------------------
                       (Issuer's telephone number)

    Securities registered pursuant to Section 12(b) of the Act: NONE

       Securities registered pursuant to Section 12(g) of the Act:
                 Common Stock, par value $.025 per share

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports, and (2) has been subject to such filing requirements for the past 90 days.
                                                               YES X   NO__

Indicate by check mark whether the registrant is a shell company (as defined
in Rule 12b-2 of the Exchange Act).                            YES__   NO X

Number of shares of the issuer's common stock outstanding as of May 12,
2006:                                                            14,133,461

Transitional Small Business Disclosure Format                YES       NO X

THE AMERICAN EDUCATION CORPORATION


                                INDEX
                                -----
                                                                Page No.
                                                                --------
PART I - FINANCIAL INFORMATION

Item 1     Balance Sheets
           March 31, 2006 and December 31, 2005                    3

           Statements of Operations
           For the Three Months Ended March 31, 2006
           and for the Three Months Ended March 31, 2005           4

           Statements of Cash Flows
           For the Three Months Ended March 31, 2006
           and for the Three Months Ended March 31, 2005           5

           Notes to Interim Financial Statements                   6


Item 2     Management's Discussion and Analysis
           or Plan of Operation                                   10


Item 3     Controls and Procedures                                14


PART II - OTHER INFORMATION                                       15

SIGNATURE PAGES                                                   18

PART I - FINANCIAL INFORMATION

ITEM 1 - BALANCE SHEETS

                    THE AMERICAN EDUCATION CORPORATION
                              BALANCE SHEETS

                                               March 31       December 31
                                                 2006            2005
                                             -----------     -----------
                                             (unaudited)      (audited)
ASSETS
Current assets:
  Cash and cash equivalents                  $   733,592     $   977,040
  Accounts receivable, net of allowance
   for returns and uncollectible accounts
   of $300,000 and $300,000                    2,201,752       2,314,586
  Inventory                                       17,376          21,368
  Prepaid expenses and deposits                  250,183         306,001
  Deferred tax asset                             125,388         125,388
                                             -----------     -----------
Total current assets                           3,328,291       3,744,383


Property and equipment, at cost                1,339,644       1,295,781
  Less accumulated depreciation and
   amortization                               (1,151,177)     (1,134,226)
                                             -----------     -----------
  Net property and equipment                     188,467         161,555


Other assets:
  Capitalized software costs, net of
   accumulated amortization of $8,582,952
   and $8,197,969                              3,924,077       3,896,582
  Deferred tax asset                             119,604          31,857
                                             -----------     -----------
Total other assets                             4,043,681       3,928,439
                                             -----------     -----------
Total assets                                 $ 7,560,439     $ 7,834,377
                                             ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable trade                     $   246,251     $   288,881
  Accrued liabilities                            779,299         758,124
  Deferred revenue                               594,867         786,230
  Notes payable and current portion of
   long-term debt                                705,880         305,880
                                             -----------     -----------
Total current liabilities                      2,326,297       2,139,115


Other long-term accrued liabilities              822,975         752,475
Long-term debt                                         -         400,000
                                             -----------     -----------
Total liabilities                              3,149,272       3,291,590
                                             -----------     -----------

Commitments and contingencies                          -               -
Stockholders' Equity:
  Preferred Stock, $.001 par value;
   Authorized - 50,000,000 shares-issued
    and outstanding-none                               -               -
  Common Stock, $.025 par value
   Authorized 30,000,000 shares
   Issued and outstanding - 14,133,461
    shares                                       359,186         359,186
  Additional paid in capital                   6,698,817       6,698,817
  Treasury stock, at cost, 234,000 shares       (319,125)       (319,125)
  Retained deficit                            (2,196,091)     (2,196,091)
  Year-to-date earnings                         (131,620)              -
                                             -----------     -----------
Total stockholders' equity                     4,411,167       4,542,787
                                             -----------     -----------
Total liabilities and stockholders' equity   $ 7,560,439     $ 7,834,377
                                             ===========     ===========



The accompanying notes are an integral part of the financial statements.

                    THE AMERICAN EDUCATION CORPORATION
                         STATEMENTS OF OPERATIONS
                THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                            (unaudited)

                                                 2006          2005
                                             -----------   -----------

Sales                                        $ 1,858,200   $ 2,339,607
Cost of goods sold                                95,100       341,849
                                             -----------   -----------

Gross profit                                   1,763,100     1,997,758

Operating expenses:
 Selling and marketing                           739,337       733,520
 Operations                                      220,323       158,471
 General and administrative                      628,820       525,481
 Amortization of capitalized software costs      384,983       372,708
                                             -----------   -----------

Total operating expenses                       1,973,463     1,790,180
                                             -----------   -----------

Operating income (loss) from continuing
 operations                                     (210,363)      207,578

Other income (expense):
 Interest expense                                 (9,004)      (10,530)
                                             -----------   -----------

Income (loss) from continuing operations
 before income taxes                            (219,367)      197,048

Deferred income tax expense (benefit)            (87,747)       78,819
                                             -----------   -----------

Income (loss) from continuing operations        (131,620)      118,229

Loss from discontinued operations (net of tax
 benefits of $35,162 in 2005) (Note 13)              --       (52,743)
                                             -----------   -----------

Net Income (loss)                            $  (131,620)  $    65,486
                                             ===========   ===========


Earnings per share:
 Basic:
Continuing operations                        $     (.009)  $      .008
Discontinued operations                      $        --   $     (.004)
Net income (loss)                            $     (.009)  $      .004

 Diluted:
Continuing operations                        $     (.008)  $      .007
Discontinued operations                      $        --   $     (.003)
Net income (loss)                            $     (.008)  $      .004

Weighted average common shares outstanding:
 Basic                                        14,133,461    14,133,461
 Diluted                                      17,138,395    16,665,726



The accompanying notes are an integral part of the financial statements.

                    THE AMERICAN EDUCATION CORPORATION
                         STATEMENTS OF CASH FLOWS
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                               (unaudited)

                                                   2006          2005
                                               -----------   -----------

Cash flows from operating activities:
Net income (loss)                              $  (131,620)  $    65,486
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
 Depreciation and amortization                     401,934       394,344
 Deferred compensation                              70,500        70,500

Changes in assets and liabilities:
 Accounts receivable                               112,834      (319,637)
 Inventories                                         3,992        (2,339)
 Prepaid expenses and other                         55,818       (42,461)
 Accounts payable and accrued liabilities          (21,455)       (2,885)
 Deferred revenue                                 (191,363)      (48,542)
 Deferred income taxes                             (87,747)       43,658
                                               -----------   -----------

Net cash provided by operating activities          212,893       158,124
                                               -----------   -----------

Cash flow from investing activities:
 Software development costs capitalized           (412,478)     (348,942)
 Purchase of property and equipment                (43,863)       (5,494)
                                               -----------   -----------

 Net cash used in investing activities            (456,341)     (354,436)
                                               -----------   -----------

Cash flows from financing activities:
 Proceeds from issuance of debt                         --       400,000
 Principal payments on notes payable                    --       (88,101)
                                               -----------   -----------

 Net cash provided by financing activities              --       311,899
                                               -----------   -----------

Net increase (decrease) in cash                   (243,448)      115,587

Cash at beginning of the period                    977,040       549,343
                                               -----------   -----------

Cash at end of the period                      $   733,592   $   664,930
                                               ===========   ===========



The accompanying notes are an integral part of the financial statements.

                     THE AMERICAN EDUCATION CORPORATION
                                 Part I
                   NOTES TO INTERIM FINANCIAL STATEMENTS
               FOR THE PERIODS ENDED MARCH 31, 2006 AND 2005


NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------------

1.    Description of Business:
      -----------------------

The American Education Corporation's ("the Company") business is the development and marketing of educational software to elementary, middle and secondary schools, adult literacy centers and vocational, junior and community colleges.

2.    Basis of Presentation:
      ---------------------

The summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

In November and December 2005, all of the Company's subsidiaries were either sold or merged into the Company. Therefore, for 2006 the financial statements include only The American Education Corporation. For 2005, the Company's financial statements include the Company and its wholly owned subsidiaries, Dolphin, Inc. and Learning Pathways, Ltd. All material inter-company transactions were eliminated.

The interim financial statements at March 31, 2006, and for the three-month periods ended March 31, 2006 and 2005 are unaudited, but include all adjustments that the Company considers necessary for a fair presentation. The December 31, 2005 balance sheet was derived from the Company's audited financial statements.

The accompanying unaudited financial statements are for the interim periods and do not include all disclosures normally provided in annual financial statements. They should be read in conjunction with the Company's audited financial statements included in the Company's Form 10-KSB for the year ended December 31, 2005. The accompanying unaudited interim financial statements for the three-month period ending March 31, 2006 are not necessarily indicative of the results that can be expected for the entire year.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Revenue Recognition:
      -------------------

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountant's Statement of Position 97-2, 98-9 and modifications thereto on software revenue recognition. The Company has also adopted revenue recognition policies regarding sales with multiple deliverables, which comply with Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" that became effective July 1, 2003.

4.    Capitalized Software Costs:
      --------------------------

Capitalized software costs consist of licenses for the rights to produce and market computer software, salaries and other direct costs incurred in the production of computer software. Costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, all software development costs are capitalized and amortized on a straight-line basis over the product's estimated economic life of between three and five years.

5.    Inventories:
      -----------

Inventories are stated at the lower of cost (first-in, first-out), or market, and consist of packaging and educational software materials.

6.    Property and Equipment:
      ----------------------

Property and equipment is stated at cost. Depreciation is provided on the straight-line basis over the estimated useful life of the assets, usually three to five years.

7.    Debt:
      ----

The Company had the following indebtedness under notes and loan agreements:


                                           Current   Long-term   Total
                                          ---------  ---------  --------

Line of credit with bank, matures
October 30, 2006; maximum line -
$550,000, interest at the bank's
prime rate plus 1% (8.75% at
March 31, 2006)                            $     --    $    --  $     --

Subordinated debt due to unrelated
individual, originated March 30, 2005,
matures March 30, 2007; interest at 8%
payable at maturity; convertible into
the Company's common stock at $.463 per
share                                       400,000         --   400,000

Subordinated debt due to shareholder
affiliates, originated April 1, 2003,
matures September 30, 2006; interest
at 8% payable quarterly, principal due
at maturity, convertible into the
Company's common stock at $.40 per share    305,880         --   305,880
                                          ---------  ---------  --------
                                           $705,880  $      --  $705,880
                                          =========  =========  ========

8.    Stock Options:
      -------------

The shareholders approved an Incentive Stock Option Plan for employees during 1998 and approved amendments to the plan in 1999, 2000 and 2001 to increase the number of shares available. The total shares issuable under this plan are 2,650,000. The Committee of this Plan determines the employees who will receive options to purchase common shares and the number granted. Option prices will be the fair market value at date of grant. Options are exercisable as deemed by the Committee and terminate within ninety days of employment termination, or as designated by the Committee.
In no event shall an option be exercisable more than ten years from the date it is granted. No options may be issued under this Plan after March 31, 2008.

The shareholders also approved a Director's Stock Option Plan during 1998 and approved an amendment to the Plan in 2001 to increase the number of shares available. The total shares issuable under this Plan are 200,000. Each outside director initially elected or appointed shall be granted an option to purchase 5,000 shares of common stock at the fair market value at the date of the grant. Additionally, each outside director shall automatically be granted an option to purchase 3,000 shares of common stock as of January 1 of each succeeding calendar year, if options are available, through termination of the Plan on March 31, 2008. Options granted are exercisable immediately and for a period of three years after the date of the grant or, if earlier, ninety days after the date when the participant ceases to be a director of the Company. Additionally, the Company has a non-qualified stock option plan that originated in 1996.

The Company has historically measured compensation from issuing employee stock options under the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" which is an intrinsic value method. Through December 31, 2005 the compensation cost for stock options has been measured as the excess, if any, of the quoted market price of Company stock at the date of the grant over the amount the employee must pay to acquire the stock. No compensation has been incurred unless the market value was greater than the option exercise price.

Effective January 1, 2006 the Company adopted accounting pronouncement
FAS 123 (R) Share Based Payments, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. FAS 123 (R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.

There were no options granted or exercised during the three months ended March 31, 2006. All existing options were fully vested as of the beginning of the period. Therefore, there is no compensation expense recognized during the period. Additionally, there was no share-based compensation expense related to employee stock options recognized during the three months ended March 31, 2005. Prior to January 1, 2006, the Company accounted for its share-based compensation under the recognition and measurement principles of APB 25 and related interpretations and the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with APB 25, no share-based compensation cost was reflected in the Company's net income for grants of stock options to employees because the Company granted stock options with an exercise price equal to the market value of the stock on the date of grant. Had the Company used the fair value based accounting method for share-based compensation expense prescribed by SFAS No. 123 for the period ended March 31, 2005, the Company's consolidated net income and net income per share would have been decreased to the pro-forma amounts illustrated as follows:

                                                            2005
                                                          --------
    Net income - as reported                               $65,486
    Stock - based employee compensation expense -
    pro forma                                               11,825
                                                          --------

    Net income - pro forma                                  53,661

    Basic earnings per common share - as reported             $.01
    Diluted earnings per common share - as reported            .01
    Basic earnings per common share - pro forma               $.01
    Diluted earnings per common share - pro forma              .01

A summary of the activity under the Company's stock options plans for the three-month period ended March 31, 2006 is presented below:

                                               Weighted
                                                Average
                                    Weighted   Remaining
                                     Average  Contractual  Approximate
                                    Exercise     Term       Intrinsic
                          Shares      Price     (Years)       Value
                        ----------  --------  -----------  -----------
  Options outstanding
   at December 31,
   2005                  4,255,544   $  0.38
  Granted                        -         -
  Exercised                      -
  Expired                  (13,500)  $  0.33
                         ---------
  Options outstanding
   at March 31, 2006     4,242,044   $  0.38      1.59      $715,677
                         =========
  Options exercisable
   at March 31, 2006     4,242,044   $  0.38      1.59      $715,677
                         ---------

9.    Statements of Cash Flows:
      ------------------------

In the Statements of Cash Flows, cash and cash equivalents may include currency on hand, demand deposits with banks or other financial institutions, treasury bills, commercial paper, mutual funds or other investments with original maturities of three months or less. The carrying values of the Company's assets and liabilities approximate fair value due to their short-term nature.

10.   Income Taxes:
      ------------

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns, determined by using the enacted tax rates in effect for the year in which the differences are expected to reverse.

11.   Computation of Earnings Per Share:
      ---------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). SFAS 128 requires presentation of basic and diluted earnings per share. Basic earnings per share are calculated based only upon the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated based upon the weighted average number of common and, where dilutive, potential common shares outstanding during the period, utilizing the treasury stock method. Potential common shares include conversions of convertible debt and options to purchase common stock.

The weighted average number of basic and diluted common shares outstanding is as follows:

                                 2006            2005
                              ----------      ----------
     Basic                    14,133,461      14,133,461
     Diluted                  17,138,395      16,665,726

12.   Commitments and Contingencies:
      -----------------------------

The Company amortizes capitalized software costs over the product's estimated useful life. Due to inherent technological changes in the software development industry, the period over which such capitalized software cost is being amortized may have to be accelerated.

13.   Discontinued Operations:
      -----------------------

Effective December 31, 2004 Learning Pathways, Ltd. was deemed to be an asset held for sale and was subsequently sold in November 2005. Therefore, its results in 2005 are presented as discontinued operations.



ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
------------------------------------------------------------------

Overview
--------

The American Education Corporation is a developer of instructional content, computer adaptive assessment testing software, and software management technology specifically designed to manage the delivery of and record the results of student progress in schools and other institutions. Java-based technology, the A+nyWhere Learning System, registered, ("A+LS") Versions 3.0 and 4.0 of educational software products, provides a research-based, integrated curriculum offering of software for grade levels 1-12 for Reading, Mathematics, Language Arts, Science, Writing, History, Government, Economics and Geography. In addition, the Company provides formative assessment testing and formative instructional content for various segments of the primary, secondary and post secondary educational markets. All company products are designed to provide for LAN, WAN and Internet delivery options. The Company has developed computer adaptive, formative assessment testing tools to provide educators with the resources to more effectively use the Company's curriculum content, which is aligned to important state and national academic standards. Spanish-language versions are available for Mathematics and Language Arts for grade levels 1-8.

The A+LS comprehensive family of educational software is now in use in over 12,100 schools, centers of adult literacy, colleges and universities, and correctional institutions in the U.S., UK and other international locations. A+dvancer, trademark, Online, the Company's postsecondary offering, identifies basic skill deficiencies and provides remedial coursework helping students to attain college entry-level academic skills in Mathematics, Elementary Algebra, Reading Comprehension, and Sentence Skills. A+dvancer reduces demand on institutional admissions and developmental departments, while providing students with both improved skills assessment and the alignment to developmental and remedial coursework in an online, self-paced learning environment.

The Company is a technology-based publishing enterprise. To remain competitive it must constantly invest in the development of programming technology to keep its product offering up-to-date and ensure that its products maintain compatibility with constantly changing and revised database and operating system platforms sold to schools by other developers. Additionally, the Company must also update its content and underwrite content revisions to realign its content with new, or updated state and national educational standards to remain competitive. During the quarter ended March 31, 2006 the Company spent approximately $412,000 in both of these efforts, an increase of 18% over the first quarter of 2005. The Company expects this rate of increase over the prior year will approximate 15% for the full year. To accomplish this essential, ongoing corporate function requires retention and recruitment of a highly skilled professional workforce. These investments are essential, recurring costs of doing business that impact the Company's operating cost and margin structures.

The Company's business is subject to risks or uncertainties. Among these uncertainties are a dependency on funding for school technology purchases, lengthy sales cycles, seasonal demand cycles and a dependency on retention of key personnel. Certain matters discussed herein (including the documents incorporated herein by reference) may contain forward-looking statements intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "plans," "intends," "anticipates," "expects," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates, or goals are also forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements as a result of factors such as future economic conditions, changes in customer demands, future legislative, regulatory and competitive developments in markets in which the Company operates and other circumstances affecting anticipated revenues and costs. Accordingly, investors should be alert to the possibility that factors beyond the control of management may have impact on the short or long-term operations of the business. The Company undertakes no duty to update forward-looking statements to reflect the impact of events or circumstances that arise after the date the forward-looking statement was made.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2006
AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005
---------------------------------------------------------

The Company sold its UK subsidiary, Learning Pathways, in November 2005 and, therefore, its operations are shown as discontinued. As a result, the comparisons discussed here are only for the Company and its Dolphin, Inc. subsidiary, which was merged into the Company on December 31, 2005. Net sales for the three months ended March 31, 2006 totaled $1,858,200 compared to $2,339,607 for the same period in 2005. This represents a decrease of 21% over the comparable 2005 quarter and is attributable to two primary factors. The first factor was that in 2005 the Company announced that its Dolphin subsidiary would be integrated into the Company's development effort and would no longer participate in the contract software development business. Accordingly, in 2006 there was no revenue from this subsidiary as compared to approximately $180,000 in 2005. Secondly, revenues in the Company's core business decreased by approximately $300,000 or 14% compared to the first quarter of 2005. This decrease is attributable to continued negative impacts of last year's hurricanes in the Southern Gulf region, which includes several of the Company's highest revenue producing states as well as slow approval of orders anticipated to close during the quarter.

Cost of goods sold decreased 72% from $341,849 in 2005 to $95,100 for the three months ending March 31, 2006 because of the elimination of contract development sales and the related cost of sales at Dolphin. The Company's principal product family, A+nyWhere Learning System, registered, provided gross profit margins of 95% in the first quarter of 2006, consistent with prior quarters. The Company expects that its gross profit margins for its principle product families should remain at this level for the remainder of 2006. Cost of goods sold represents the actual cost to produce the software products and includes certain allocated overhead costs.

Total operating expenses recorded for the three months ended March 31, 2006 were $1,973,463 or 106% of sales, compared to $1,790,180 or 77% of sales, for the first quarter of 2005. The increase in total operating expenses is comprised of slight increases in marketing and selling expenditures, an increase in operations expenses, an increase in general and administrative expenses and an increase in amortization of product development charges for the period. Selling and marketing expenses increased by less than 1% from $733,520 in 2005 to $739,337 for 2006. There are several offsetting changes within this expense category. Sales commissions increased by approximately $45,000 and is primarily the result of changes in sales mix, as the Company billed a higher percentage of orders directly to school customers. The Company recognizes sales revenue based upon the type of customer. If the sale is made to a distributor who in turn resells a product to the end user, the amount of the sale is recorded, no commission is due the distributor and the transaction is recorded as a net sale. If the sale is billed direct to the school or other end user, a commission is paid to the distributor or a sales representative, which increases the amount of the sale, but a transaction of this nature would directly increase marketing expense as a result of an obligation to pay a commission. Commission percentages vary depending up the type of sale and the status of the individual or organization making the sale. The decision to sell and to bill direct to the customer and pay a subsequent commission can result from a number of factors, including credit policy issues with individual distributors as a result of payment history or limitations on authorized limits. Additionally, method of delivery of the product may necessitate direct billing to the customer and the subsequent payment of a commission. An example would be an online product sale that requires delivery from company servers and related record keeping on licensed number of users accessing the product online as well as the number of units delivered. This level of record keeping requires company monitoring and billing directly to the customer. These factors create a change in sales mix affecting the amount of commission paid and the manner in which revenues may be recorded by the Company. Accordingly, these factors, and the source and nature of recorded revenue, can impact period revenue recognition and related costs of securing revenue may vary from period to period. The increase in sales commissions was offset by a $55,000 decrease in the cost of free titles given away as sales promotions during the period. Operations expense increased by 39% from $158,471 to $220,323 as a result of increased compensation and benefits due to additional technical support staff hired compared to the same period last year. The Company expects operations costs to increase approximately 10% over the full year in 2006. General and administrative expenses increased by 20% from $525,481 to $628,820 for several different reasons. Audit and legal fees increased approximately $44,000 as a result of required additional legal costs experienced during the first quarter of 2006. These costs are associated primarily with the legal costs of the Company's proposed privatization transaction and other legal fees associated with the pursuit of several trademark infringement actions initiated by the Company. Management believes that these costs will decline in 2006 after the Company completes its "going private" transaction and deregisters its securities with the SEC. Equipment rental increased by approximately $12,000 resulting from an increase in lease expense for equipment to support the Company's online delivery capabilities and royalty expense increased $34,000 over the prior year as a result of the purchase of additional licenses to support our SQL format.

Costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. During the first quarter of 2006, the Company capitalized $412,478 of product development costs, and net of accumulated amortization, had capitalized software costs of $3,924,077 at March 31, 2006. Amortization of product development costs was $384,983 for the three months ended March 31, 2006, a 3% increase over the $372,708 amortized in the first quarter of 2005. It is anticipated that these costs will increase by approximately 10% over the full year. Over the past year, the Company made substantial progress in development efforts on revised, updated and expanded curriculum offerings and improvements to its software technology. The increase in amortization expense is a result of greater capitalized development costs associated with these essential investments in the Company's future and competitive position.

Interest expense, net of interest income, was $9,004 for the three months ended March 31, 2006 compared to $10,530 for the same 2005 quarter reflecting the reduction in average daily bank debt levels in 2006 compared to the prior year offset by higher interest rates. The Company had a net loss of $(131,620) for the three months ended March 31, 2006 compared to net income of $65,486 for the same period in 2005.


Liquidity and Capital Resources
-------------------------------

The Company has invested significantly in the development of new products and the acquisition and licensing of new products to improve the ability of the organization and its published products to meet the needs of the marketplace. These changes were required to update, expand and keep current the Company's extensive curriculum product offerings and to position the Company for long-term growth. To finance the business, management has utilized secured bank revolving credit lines, bank financed equipment loans, lease financing sources and convertible debt from private individuals.

As of March 31, 2006 the Company's principal sources of liquidity included cash and cash equivalents of $733,592, net accounts receivable of $2,201,752 and inventory of $17,376. The Company's net cash provided by operating activities during the three months ended March 31, 2006 was $212,893 compared to $158,124 for the same period in 2005. Net cash used in investing activities for the three months ended March 31 increased by 29% from $354,436 in 2005 to $456,341 in 2006, and was comprised primarily of investment in capitalized software development costs. At March 31, 2006, the Company had working capital of $1,001,994 compared to $1,605,268 at December 31, 2005. The decrease in working capital was primarily due to the change of $400,000 in subordinated debt from a long-term to a current liability during the quarter. The Company has a $550,000 revolving line of credit that bears interest at a rate of

1.00% over the prime rate (8.75% as of March 31, 2006) and matures on October 30, 2006. At March 31, 2006, there were no borrowings under this line of credit.

In April 2003, the Company borrowed $305,880 from major shareholder affiliates, which is subordinated to the debt owed to the Company's senior lender. This debt matures in September of 2006 and is convertible into the Company's common stock at $.40 per share. On March 30, 2005, the Company entered into a Convertible Note Purchase Agreement with an unaffiliated individual. Pursuant to the terms of the Convertible Note Purchase Agreement, the Company issued the note purchaser an unsecured 8% Subordinated Convertible Note in the original aggregate principal amount of $400,000 (the "Note"). All principal and interest on the Note is due and payable on March 30, 2007. The Note is convertible at any time at the note purchaser's option into shares of the Company's common stock at the initial conversion price of $0.463 per share, subject to certain anti-dilution adjustments. Any shares of common stock issued upon conversion of the Note will have "piggy-back" registration rights. The proceeds from the subordinated convertible debt were used to reduce accounts payable, bank debt and to support the normal operations of the business.

There are no material operating covenants in either of the subordinated debt agreements nor in the bank loan agreements. The Company does not believe that there are any covenants that affect the way the business is operated or that would require material financial obligations.

With the continued expansion of the Company's product lines, the cost of the addition of new products and markets and the increase in marketing that the Company expects to incur in 2006, along with the cash requirement to fund the stock repurchase that will lead to privatization of the Company, there will be continuing cash needs for the business. Management believes that it can undertake these projects with most, if not all, of the Company's working capital requirements secured from its operating cash flows. If successful, the Company should be able to enhance the liquidity of the business and the overall strength of the Company's balance sheet and financial position.

Additional working capital beyond that available within the Company has been and may be required to expand operations. Management has and will consider options available in providing such funding, including debt and equity financing.

Off-Balance Sheet Arrangements
------------------------------

The Company does not have any off-balance sheet arrangements.

Critical Accounting Policies
----------------------------

Management is responsible for the integrity of the financial information presented herein. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, they reflect estimates based on management's judgment. Significant accounting policies that are important to the portrayal of the Company's financial condition and results, which in some cases require management's judgment, are summarized in the Notes to Interim Financial Statements, which are included herein.


ITEM 3 - CONTROLS AND PROCEDURES
--------------------------------

It is the responsibility of the Chief Executive Officer and the Chief Financial Officer to ensure that the Company maintains disclosure controls and procedures designed to be disclosed by the Company in its reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods sspecified in the Securities and Exchange Commission's rules and forms. These disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to the Company's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

As of March 31, 2006, management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of disclosure controls and procedures pursuant to Exchange Act Rules 13a-14 and 13a-15 as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that such disclosure controls and procedures are effective. During the three months ended March 31, 2006, there have been no changes in internal controls, or in factors that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.

                       THE AMERICAN EDUCATION CORPORATION

                           PART II - OTHER INFORMATION
                           ---------------------------


Item 1.   Legal Proceedings
          -----------------

Management knows of no pending or threatened litigation involving the Company that is considered material to the on-going operations and viability of the Company.

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds
          -----------------------------------------------------------

None.

Item 3.   Default Upon Senior Securities
          ------------------------------

Omitted from this report as inapplicable.

Item 4.   Submission of Matters to a Vote of Securities Holders
          -----------------------------------------------------

None.

Item 5.   Other Information
          -----------------

Omitted from this report as inapplicable.

Item 6.   Exhibits
          --------

The following exhibits have been filed as a part of this report:

Exhibit
  No.                   Description of Exhibits
-------     ---------------------------------------------------------------
3.1         Articles of Incorporation of The American Education Corporation
            (incorporated by reference Annex B to the Definitive Proxy
            Statement filed with the Securities and Exchange Commission on October 12, 2001)

3.2 Bylaws of The American Education Corporation (incorporated by reference to Annex C to the Definitive Proxy Statement filed with the Securities and Exchange Commission on October 12, 2001)

4.1 Form of Stock Certificate (incorporated by reference to Form 8-A12G/A filed with the Securities and Exchange Commission on January 20, 2004)

4.2 Directors' Stock Option Plan (incorporated by reference to Exhibit B to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998)

4.3         First Amendment to the Directors' Stock Option Plan
            (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.4 Stock Option Plan for Employees (incorporated by reference to Exhibit C to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998)

4.5 First Amendment to the Stock Option Plan for Employees (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.6 Second Amendment to the Stock Option Plan for Employees (incorporated by reference to Exhibit 4.7 to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 29, 2000)

10.1 Convertible Note Purchase Agreement dated March 30, 2005 by and between The American Education Corporation and David J. Smith (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2005)

10.2 The American Education Corporation 8% Subordinated Convertible Promissory Note dated March 30, 2005 in favor of David J. Smith (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2005)

10.3 Promissory Note dated March 31, 2004 from The American Education Corporation in favor of UMB Bank, N.A. (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.4 Promissory Note dated March 31, 2004 from The American Education Corporation in favor of UMB Bank, N.A. (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.5 Promissory Note dated April 30, 2006 from The American Education Corporation in favor of UMB Bank, N.A. (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2006)

10.6 Business Loan Agreement (Asset Based) dated April 30, 2006 from The American Education Corporation in favor of UMB Bank, N.A. (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2006)

10.7 Employment Agreement with Jeffrey E. Butler dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.8 Employment Agreement with Thomas A. Shively dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.9 Employment Agreement with Neil R. Johnson dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.10 Promissory Note dated October 16, 2000 from Jeffrey E. Butler in favor of the Company (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

10.11 Promissory Note dated September 30, 2004 from the Company in favor of John Garber (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

10.12 Promissory Note dated September 30, 2004 from the Company in favor of Janis L. Butler (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1 Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2 Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       The American Education Corporation



                                       /s/ Jeffrey E. Butler
                                       -----------------------
                                       Jeffrey E. Butler,
                                       Chief Executive Officer
                                       Chairman of the Board
                                       Treasurer



                                       /s/ Neil R. Johnson
                                       -----------------------
                                       Chief Financial Officer
                                       Chief Accounting Officer


Date: May 15, 2006

Index to Exhibits

Exhibit
  No.        Description of Exhibits             Method of Filing
-------  -------------------------------  --------------------------------

3.1      Articles of Incorporation        Incorporated herein by reference
3.2      Bylaws                           Incorporated herein by reference
4.1      Form of Stock Certificate        Incorporated herein by reference
4.2      Director's Stock Option Plan     Incorporated herein by reference
4.3      First Amendment to Director's
         Stock Option Plan                Incorporated herein by reference
4.4      Stock Option Plan for Employees  Incorporated herein by reference
4.5      First Amendment to Stock
         Option Plan for Employees        Incorporated herein by reference
4.6      Second Amendment to Stock
         Option Plan for Employees        Incorporated herein by reference
10.1     Smith Convertible Note Purchase
         Agreement                        Incorporated herein by reference
10.2     Smith Subordinated Convertible
         Promissory Note                  Incorporated herein by reference
10.3     Promissory Note dated 03/31/04
         in favor of UMB Bank, N.A.       Incorporated herein by reference
10.4     Promissory Note dated 03/31/04
         in favor of UMB Bank, N.A.       Incorporated herein by reference
10.5     Promissory Note dated 04/30/06
         in favor of UMB Bank, N.A.       Incorporated herein by reference
10.6     Business Loan Agreement          Incorporated herein by reference
10.7     Butler Employment Agreement      Incorporated herein by reference
10.8     Shively Employment Agreement     Incorporated herein by reference
10.9     Johnson Employment Agreement     Incorporated herein by reference
10.10    Promissory Note dated 10/16/2000
         in favor of the Company          Incorporated herein by reference
10.11    Promissory Note dated 09/30/04
         in favor of John Garber          Incorporated herein by reference
10.12    Promissory Note dated 09/30/04
         in favor of Janis L. Butler      Incorporated herein by reference
31.1     CEO Certification pursuant to
         Section 302                      Filed Herewith Electronically
31.2     CFO Certification pursuant to
         Section 302                      Filed Herewith Electronically
32.1     CEO Certification pursuant to
         18 U.S.C. Section 1350, as
         adopted pursuant to Section 906  Filed Herewith Electronically
32.2     CFO Certification pursuant to
         18 U.S.C. Section 1350, as
         adopted pursuant to Section 906  Filed Herewith Electronically